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Exhibit 10.25

IRON MOUNTAIN INCORPORATED
DIRECTORS DEFERRED COMPENSATION PLAN

ARTICLE 1
PURPOSE; EFFECTIVE DATE

        1.1.    Adoption of Plan.    Iron Mountain Incorporated (the "Company") hereby adopts a deferred compensation plan known as the Iron Mountain Incorporated Directors Deferred Compensation Plan (the "Plan"), effective March 1, 2008 (the "Effective Date").

        1.2.    Purpose.    This Plan is unfunded and is maintained for the purpose of providing deferred compensation to non-employee directors of the Company.

ARTICLE 2
DEFINITIONS

        Wherever the following terms are used in this Plan, they shall have the meaning specified below.

        2.1.  "Account" means one or more separate, unfunded bookkeeping account(s) established under this Plan for each Participant.

        2.2.  "Accounting Date" means December 31, and any other date that the Committee designates.

        2.3.  "Beneficiary" means the person or entity determined to be a Participant's beneficiary pursuant to Section 7.1.

        2.4.  "Beneficiary Designation Form" means a beneficiary designation form approved by the Committee for use by a Participant under the Plan.

        2.5.  "Board" means the Board of Directors of the Company.

        2.6.  "Claimant" has the meaning set forth in Section 8.1.

        2.7.  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.8.  "Committee" has the meaning set forth in Section 3.1.

        2.9.  "Common Stock" means the Company's outstanding Common Stock, $0.01 par value per share.

        2.10.  "Company" has the meaning set forth in Section 1.1.

        2.11.  "Deferral Form" means any election form approved by the Committee for use by a Participant to elect a deferral under Section 5.1 of this Plan.

        2.12.  "Deferred Compensation" has the meaning set forth in Section 5.3.

        2.13.  "Disability" means total disability, as determined by the Social Security Administration.

        2.14.  "Effective Date" has the meaning set forth in Section 1.1.

        2.15.  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        2.16.  "Fair Market Value" means "Fair Market Value" as that term is defined in the Iron Mountain Incorporated 2003 Stock Incentive Plan, as amended, or any successor thereto.

        2.17.  "Fees" means any annual or chairperson retainer or any meeting fees of a Participant that, but for deferral hereunder, would be payable in cash.

        2.18.  "Participant" means a member of the Board of the Company who is eligible to participate pursuant to Section 4.1.

        2.19.  "Plan" means this Iron Mountain Incorporated Directors Deferred Compensation Plan, as amended from time to time.

        2.20.  "Plan Year" means the calendar year; provided, however, that the first Plan Year shall commence as of the Effective Date and end December 31, 2008.

        2.21.  "Rabbi Trust" has the meaning set forth in Section 9.2.

        2.22.  "Separation from Service" means ceasing to perform services for the Company, all within the meaning of Treas. Reg. § 1.409A-1(h), including Treas. Reg. § 1.409A-1(h)(5), and any successor thereto.

        2.23.  "Specified Employee" means a "specified employee" within the meaning of Treas. Reg. § 1.409A-1(i), or any successor thereto, using each December 31 as the specified employee identification date.

        2.24.  "Subsidiary" means any corporation, company, partnership or other form of business organization of which the Company owns, directly or indirectly through an unbroken chain ownership, fifty percent or more of the total combined voting power of all classes of stock or other form of equity ownership.

        2.25.  "Unforseeable Emergency" means a severe financial hardship to a Participant, or the Participant's spouse, Beneficiary or dependent, within the meaning of Treas. Reg. § 1.409A-3(i)(3), or any successor thereto, and relevant guidance thereunder.

ARTICLE 3
ADMINISTRATION

        3.1.    Administration.    The Plan shall be administered by a committee consisting of the Chair of the Compensation Committee of the Board and the Executive Vice President, Human Resources (the "Committee"). The Board shall have discretionary authority to appoint (including in the event of a vacancy) and remove members of the Committee, or it may substitute itself or any other committee or subcommittee of the Board to serve as the Committee. All references in the Plan to the "Committee" shall be understood to refer to the Committee, the Board or any other committee or subcommittee, as applicable and designated by the Board as the administrator of the Plan.

        The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. If the Committee has more than two members, a majority of the Committee shall constitute a quorum, and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee.

        The Committee is authorized to interpret and construe any provision of this Plan, to determine eligibility and benefits under this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, to adopt such forms as it may deem appropriate for the administration of this Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company or a Subsidiary and to make all other determinations necessary or advisable for the administration of this Plan, but only to the extent not contrary to the express provisions of this Plan. The Committee shall be responsible for the day-to-day administration of this Plan. Determinations, interpretations or other actions made or taken by the Committee under this Plan shall be final and binding for all purposes and upon all persons.

        A member of the Committee who is a Participant under the Plan shall not vote on any question relating exclusively to himself.

        3.2.    Cost.    All expenses and costs incurred in the administration and operation of this Plan shall be borne by the Company, except to the extent funded by Participant deferrals of compensation in accordance with Article 5.

ARTICLE 4
ELIGIBILITY AND PARTICIPATION

        4.1.    Eligibility to Participate.    Each member of the Board who is not an employee of the Company or any subsidiary thereof shall be eligible to participate in the Plan as of the Effective Date. Each new member of the Board who is not an employee of the Company or any subsidiary thereof shall become eligible to participate in the Plan as of the date of his appointment or election.

ARTICLE 5
DEFERRAL CONTRIBUTIONS

        5.1.    Election to Defer Payment.

          (a)    In general.    A Participant may irrevocably elect to defer the payment to him by the Company of from five to 100 percent (in one percent increments) of any Fees by notice to the Committee on a Deferral Form received by the Committee or its designee. No deferral shall be effective unless the Participant has completed and returned a Deferral Form on or prior to November 30 (or such other date not later than December 31 that the Committee may specify) of the year prior to the Plan Year in which the Fees are earned.

          (b)    New Participant.    Notwithstanding Section 5.1(a), a person who first becomes eligible to participate in the Plan after the beginning of a Plan Year shall be entitled to make an election to defer payment within thirty days after the date he becomes eligible to participate in the Plan. Any election shall be applicable solely to Fees related to services performed subsequent to the date that the election is filed; provided, however, that no portion of any retainer fee may be deferred for the quarter in which such election is made. A Participant shall not be entitled to make an election under this Section 5.1(b) in the event he is a participant in any other nonqualified deferred compensation plan of the same category that is maintained by the Company or any Subsidiary and that is required to be aggregated for purposes of Section 409A of the Code and regulations issued thereunder.

          (c)    Special rule applicable at the Effective Date.    With respect to a person who is a director on the Effective Date of the Plan and who files his initial election no later than March 30, 2008, a Participant may elect to defer Fees consisting of meeting fees for meetings occurring on or after March 1, 2008 (and after such election) and retainer fees related to services performed on or after April 1, 2008.

        5.2.    Irrevocability of Elections.    An election described in Section 5.1(a) shall become irrevocable as of December 31 preceding the Plan Year to which it relates (or such earlier date as the Committee may specify). An election described in Section 5.1(b) shall become irrevocable as of the date such election is provided to the Committee. Notwithstanding the foregoing, an election described in Section 5.1 may be cancelled if the Committee determines that such cancellation should be permitted due to an Unforeseeable Emergency, to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(viii), or any successor thereto.

        5.3.    Terms of Deferral.    A Participant's election to defer payment of any portion of his Fees shall provide for deferral of payment until the Participant's Disability or Separation from Service or such earlier date as the Participant may specify on a Deferral Form or in such other manner as shall be satisfactory to the Committee. Amounts that a Participant has elected to defer are hereinafter referred to as "Deferred Compensation." Upon a Participant's Disability or Separation from Service or upon such earlier date as the Participant may have specified, payment of his Deferred Compensation shall be made as provided in Section 6.1.

        5.4.    Deferred Compensation Always Fully Vested.    The amount of a Participant's Deferred Compensation shall always be and remain fully vested and nonforfeitable by him.

        5.5.    Credits and Adjustments to Account.    The Participant's Account shall be credited in the amount of all compensation deferred pursuant to the Participant's election in accordance with this Plan. The Participant's Account shall be reduced by the amount of any distributions to the Participant from this Plan. Pursuant to procedures established by the Committee, each Participant's Account shall be adjusted as of each Accounting Date to reflect the earnings or losses of any hypothetical investment media as may be designated by the Committee.

        5.6.    Investments.

          (a)    In general.    Unless the Committee in its discretion designates one or more different investment media in which Accounts shall be hypothetically invested, all Accounts shall be hypothetically invested in whole shares of Common Stock of the Company. Cash representing that portion of a fractional share of Common Stock shall be credited to the Participant's Account and may be aggregated with additional compensation deferred for purposes of a future hypothetical investment.

          (b)    Timing.

    (1)
    Hypothetical Acquisitions.    As long as the Company maintains a Rabbi Trust, the Company shall remit compensation deferred under this Plan to the trustee of the Rabbi Trust on a quarterly basis. The trustee shall acquire shares of Common Stock as soon as practicable following its receipt of such cash. In general, it is contemplated that the Company shall remit compensation deferred to the trustee at the same time it remits a cash payment of Fees to any member of the Board who is eligible for but does not otherwise elect to participate in the Plan, or within ten business days following the close of a calendar quarter if no such cash payment is issued. If no Rabbi Trust is maintained, the compensation deferred under this Plan shall be treated as hypothetically invested in Common Stock as of the date specified in the preceding sentence and calculated using the Fair Market Value of the Common Stock on the date in question.

    (2)
    Hypothetical Dispositions.    As long as the Company maintains a Rabbi Trust and with respect to any distribution paid hereunder: (i) in cash, the distribution shall consist of the net proceeds of any sale of Common Stock held by the trustee; and (ii) in stock, the distribution shall consist of shares of Common Stock. If the Company does not maintain a Rabbi Trust and with respect to any distribution paid hereunder: (i) in cash, the distribution shall consist of cash equal to the Fair Market Value of the Common Stock of the Company hypothetically held for the Participant as of the day preceding the distribution date; and (ii) in stock, the distribution shall consist of shares of Common Stock. In each case, the Participant shall also receive, in cash, any other cash allocated to the Participant's Account.

          (c)    Investment Direction.    In the event investment media other than Common Stock are made available, the Committee may provide Participants and Beneficiaries the opportunity to determine how their Accounts will be deemed to be hypothetically invested from among the available investment options, and may permit changes in those investment directions at whatever frequency it deems appropriate and within whatever limitations are applicable to any investment option. If any Participant or Beneficiary makes an investment selection, the Committee (or in the event of the establishment of a trust hereunder, the trustee of such trust) may follow such investment selection but neither shall be legally bound to do so.

ARTICLE 6
TIMING AND METHOD OF PAYMENT

        6.1.    Payout of Deferred Compensation.

          (a)   Each Participant shall specify, on a Deferral Form or in such other manner as shall be approved by and received by the Committee or its designee, the commencement date for payments of the Participant's Deferred Compensation and earnings thereon with respect to a Plan Year and the form of payment with respect thereto. With the Committee's permission, the commencement date of any payment may be superseded by a later election completed by the Participant, but any later election will be disregarded in its entirety unless: (a) received by the Committee more than twelve months before the commencement date for payments pursuant to the original election; and (b) the later election postpones for a period of not less than five years the payment of each such deferred amount.

          (b)   The following are the available choices for the commencement date of payments:

      (1)
      During the second calendar month following the date of the Participant's Disability or other Separation from Service; or

      (2)
      A date specified by the Participant, provided that if the Participant's Disability or other Separation from Service occurs before such date, payments shall be made in accordance with Section 6.1(b)(1).

          (c)   The following are the available choices for the form of payment of a Participant's Account with respect to a particular Plan Year's Deferred Compensation and earnings thereon:

      (1)
      A single lump sum in cash or in Common Stock; or

      (2)
      Substantially equal annual installments in cash or in Common Stock over a period of either five or ten years. Installment payments are not available if the payout is made upon the Participant's Disability or other Separation from Service.

  A Participant's Disability or other Separation from Service shall not cause any acceleration of his receipt of installment payments that are then in the course of payment. In all events, cash allocated to a Participant's Account as a result of a failure to purchase fractional shares of Common Stock shall be distributed in cash.

          (d)   To the extent necessary, the Committee shall allocate earnings and losses among the portions of an Account attributable to deferrals in different years, and may do so by any method the Committee deems reasonable.

        6.2.    Delay in Payment.    No payment shall be made to any Participant hereunder if the Company informs the Committee: (a) that the Company reasonably anticipates that such payment would cause the Company's federal tax deduction with respect to that payment to be limited or eliminated by virtue of the application of Section 162(m) of the Code; (b) that the Company reasonably anticipates that the making of the payment will jeopardize its ability to continue in business as a going concern; or (c) that the Company reasonably anticipates that the payment will violate federal securities or other applicable laws. Any payment that is delayed pursuant to this Section 6.2 shall be made on the date thirty days after the Committee determines that the event or condition that caused the delay has ceased to be applicable. The provisions of this Section shall be interpreted and applied in light of the rules permitting the delay of payments found in Treas. Reg. § 1.409A-2(b)(7) and Treas. Reg. § 1.409A-3(d), or any successors thereto.

        6.3.    Delayed Payment to Specified Employees.    Any payment to a Participant who is a Specified Employee as of the date of his or her Separation from Service (other than by reason of Disability) shall be made during the seventh month after the date of the Participant's Separation from Service rather than on any earlier date prescribed by Section 6.1(b)(1). This Section 6.3 shall be applied in accordance with Treas. Reg. § 1.409A-3(i)(2), including the last sentence of Treas. Reg. § 1.409A-3(i)(2)(i), and of any successors thereto.

        6.4.    Death Before Payments Commence or are Completed.    If a Participant dies while employed or while receiving installment payments, the entire remaining value of his Account shall be paid during the second calendar month following the Participant's death to the Participant's designated Beneficiary in a single lump sum in cash or in Common Stock (and cash in lieu of fractional shares), as determined at the Participant's election pursuant to Section 6.1(c).

        6.5.    Change of Control Provisions.    In its discretion, the Committee may cause accelerated payment to be made in connection with a change in control event as permitted by Treas. Reg. § 1.409A-3(j)(4)(ix)(B), or any successor thereto.

        6.6.    Unforeseeable Emergency.    Payment of all or a portion of the Account of a Participant may be made, in the discretion of the Committee, if the Participant applies for such distribution on account of an Unforeseeable Emergency and the Committee determines that the conditions of Treas. Reg. § 1.409A-3(i)(3), or any successor thereto for payment upon an Unforeseeable Emergency have been met; provided, however, that the amount of any such distribution shall be limited to the amount reasonably necessary to satisfy the emergency need, including amounts necessary to pay taxes or penalties reasonably anticipated to result from the distribution.

ARTICLE 7
PAYMENTS TO OTHERS

        7.1.    Beneficiaries.    A Participant may designate the Beneficiary to whom any unpaid benefit under this Plan may be paid by submitting a completed Beneficiary Designation Form to the Committee or its designee. The Participant may designate a successor Beneficiary to receive any remaining amounts in satisfaction of the unpaid benefit under this Plan in the event of the primary Beneficiary's death. In the event of any inconsistency between Beneficiary Designation Forms, the last Beneficiary Designation Form received by the Committee or its designee shall govern. A beneficiary designation may be changed without the consent of any prior Beneficiary. If the Participant did not submit a Beneficiary Designation Form to the Committee, or no designated Beneficiary survives the Participant, the Participant's Beneficiary shall be the Participant's estate.

        7.2.    Payments to Others.    If the Committee shall find that the Participant or the Participant's Beneficiary is unable to care for his affairs because of illness or accident or is unable to execute a proper receipt for payment of any amount payable under this Plan, the Committee may make payment to a relative or to the proper person for the benefit of the Participant or the Participant's Beneficiary. To the extent permitted by law, the payment to a person in accordance with this Section 7.2 shall fully discharge the Company's obligation to pay any amount due under this Plan. The decision of the Committee shall in each case be binding upon all persons in interest and neither the Company nor the Committee shall be under any duty to see to the proper application of the funds.

        7.3.    Nonassignability.    During the Participant's lifetime, any payment under this Plan shall be made only to the Participant. No benefit, payment, sum or other interest under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance or charge or claims of alimony or spousal support, and any attempt by a Participant or any Beneficiary under this Plan to do so shall be void. No benefit, payment, sum or other interest under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or Beneficiary entitled thereto, or be subject to any lien, directly, by operation or law or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy.

ARTICLE 8
CLAIMS PROCEDURE

        8.1.    Filing a Claim.    It is not necessary that a Participant or Beneficiary (a "Claimant") make a formal claim in order for benefits to be paid under this Plan. However, if a Claimant wishes to file a claim for benefits such claim shall be made by filing a request for the payment of benefits under this Plan with the Committee.

        8.2.    Denial of Claim.    If a claim is wholly or partially denied by the Committee, the Committee shall furnish the Claimant with written notice of the denial within a reasonable period of time not to exceed thirty days after the date the original claim was filed unless special circumstances require an extension (of up to ninety days) of time for processing the claim. In the event that the decision is not furnished within such time, the claim shall be deemed denied. The notice of denial shall set forth in a manner calculated to be understood by the Claimant:

          (a)   The specific reasons for denial;

          (b)   Specific reference to pertinent Plan provisions on which the denial is based;

          (c)   A description of any additional information needed to perfect the claim and an explanation of why such information is necessary; and

          (d)   An explanation of the Plan's claims procedure.

        8.3.    Review Procedure.    The Claimant, or the duly authorized representative of any Claimant, may:

          (a)   Request a review by the Committee upon written application to it;

          (b)   Review pertinent documents; and

          (c)   Submit issues and comments in writing.

        A Claimant may request a review of a denied claim by filing an application with the Committee at any time within sixty days after receipt by the Claimant of notice of denial of a claim.

        8.4.    Decision on Review.    The decision on review shall be made by the Committee, which may, in its discretion, hold a hearing on a denied claim. The Committee shall issue a decision on such review within sixty days after receipt of an application for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than ninety days after receipt of a request for review. In the event that the decision is not furnished within such time, the claim shall be deemed denied. If such an extension of time for review is required, notice of the extension shall be furnished to the Claimant prior to commencement of the extension.

        The decision shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the Claimant and specific reference to the pertinent provisions of the Plan on which the decision is based. The decision shall also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim.

        8.5.    Authority to Resolve Claims.    The Committee shall have discretionary authority to interpret and apply the provisions of the Plan with respect to, and to make any factual determination in connection with, any benefit claim.

ARTICLE 9
FUNDING

        9.1.    Plan Unfunded.    The Plan constitutes a mere promise by the Company to make benefit payments to Participants and Beneficiaries in accordance with the terms hereof, and Participants and Beneficiaries shall have only the status of general unsecured creditors of the Company. Any amounts payable under the Plan shall be paid out of the general assets of the Company and each Participant and Beneficiary shall be deemed to be a general unsecured creditor of the Company.

        9.2.    Rabbi Trust.    The Company shall create a grantor trust to pay its obligations hereunder (a so-called "Rabbi Trust"), the assets of which shall be treated, for all purposes, as the assets of the Company. The terms of any such trust shall generally conform to the terms of the model trust described in Revenue Procedure 92-64, or any successor guidance. In the event the trustee of the trust is unable or unwilling to make payments directly to Participants and Beneficiaries and such trustee remits payments to the Company for delivery to Participants and Beneficiaries, the Company shall promptly remit such amount, less applicable income and other taxes required to be withheld, to the Participant or Beneficiary.

ARTICLE 10
MISCELLANEOUS

        10.1.    Revocation or Modification.    The Company hereby reserves the right to amend, modify, revoke or terminate this Plan by resolution of the Board at any time or from time to time, but no such action, without a Participant's consent, shall impair a Participant's right with respect to any existing Account balance or compensation deferred as of the date of such amendment, modification, revocation or termination of this Plan.

        10.2.    Compliance with Section 409A.    It is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. The Committee shall interpret and apply the Plan to that end, and shall not give effect to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A. The Committee shall consider in good faith any assertion by a Participant or other person that any provision of this Plan, or the manner in which the Plan is operated, could reasonably be expected to give rise to such adverse tax effects but, in any case, the Committee shall have final authority to determine whether there is a reasonable possibility of such adverse tax consequences. Should the Committee determine that there is a reasonable possibility that the text of this Plan could give rise to such adverse tax consequences, the Company and the Committee agree to amend the Plan to obviate the possibility of such consequences.

        10.3.    No Acceleration.    No payment under this Plan shall be accelerated; provided, however, that a payment may be accelerated in the discretion of the Committee in accordance with Treas. Reg. § 1.409A-3(j)(4), or any successor thereto.

        10.4.    No Joint Venture.    This Plan shall not be considered to create a joint venture between the Company and the Participant or to provide the Participant any ownership interest in the Company or any right or interest with respect to the earnings and profits or assets of the Company.

        10.5.    Participation in Other Plans.    Nothing contained in this Plan shall affect any right that any Participant may otherwise have to participate in any other retirement plan or arrangement that the Company or a Subsidiary may now or hereafter have or adopt.

        10.6.    Massachusetts Law.    The laws of The Commonwealth of Massachusetts shall govern, control and determine all questions arising with respect to the Plan and the interpretation and validity of its provisions. Wherever possible, each provision of this Plan shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Plan shall be held unenforceable or invalid, the provision shall be ineffective only to the extent of such unenforceability or invalidity and the remainder of the provision and the remaining provisions of this Plan shall in that event continue to be binding and in full force and effect, unless the Company elects to completely invalidate this Plan and render this Plan unenforceable.

        10.7.    Number and Gender.    The singular shall include the plural, and the plural the singular, wherever the context so requires, and the masculine, the feminine and the neuter shall be mutually inclusive.

        10.8.    Headings.    All paragraph headings in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions set forth hereunder.

        IN WITNESS WHEREOF, the Company has caused this Plan to be executed on                        , 2008, by its duly authorized officer.

IRON MOUNTAIN INCORPORATED
By:

Its:

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  Exhibit 10.25